Exhibit 10.20

FIRST AMENDMENT

TO

CONSULTANCY AGREEMENT

THIS FIRST AMENDMENT (the “First Amendment”) to the CONSULTANCY AGREEMENT (the “Agreement”), is made in Hingham, Massachusetts as of the 1st day of January, 2007, by and between Pathogenics, Inc. a Delaware corporation having its executive offices and principal place of business at 99 Derby Street, Suite 200, Hingham, MA 02043 (the “Corporation”), and Michael L. Ferrari (the “Consultant”), an individual residing at 6488 84th Street, Middle Vlg, NY 11379.

WHEREAS, the Parties hereto entered into the Agreement dated January 1, 2006;

WHEREAS, the Parties hereto desire to amend certain aspects of the Agreement;

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1.	As of the date hereof, Section 1 shall be amended to read in its entirety as follows:

Term. The term of this Agreement commenced on January 1, 2006 and shall continue from January 1, 2007, for a period of forty-eight (48) consecutive months (the “Term”). This Agreement may be terminated by either party at any time upon one (1) month’s prior written notice. In the event the Corporation terminates this Agreement, the Corporation shall pay Consultant his Retainer (as defined below) for the balance of the Term, and severance pay equal to twelve (12) months of the Retainer on such date of termination (“Severance Pay”), which Severance Pay shall be paid in full within thirty (30) days of such termination.

2.	As of the date hereof, Section 3 shall be amended to read in its entirety as follows:

Compensation. The Corporation shall pay Consultant a retainer at the monthly rate of ten-thousand dollars ($10,000/month) commencing January 1, 2007 (“Retainer”). The Corporation agrees to annually increase the Retainer at a rate of ten percent (10%) above the rate for the preceding year. Notwithstanding the forgoing, the Consultant may choose to defer and accrue a portion of the Retainer. This deferral and accrual shall end and Corporation will pay the Consultant in full the deferred and accrued Retainer amount hereunder upon the earlier of either the Consultant’s own determination, the termination of this Agreement, or the expiration of the Term of this Agreement. The Consultant shall receive interest on a monthly basis on any amount of deferred and accrued Retainer hereunder at an annual percentage rate of ten percent (12%).

3.	As of the date hereof, Section 15(g) shall be added to read as follows:

(g) Legal Fees and Expenses. If any contest or dispute shall arise between the Corporation and the Consultant regarding the Consultant’s interpretation of or determinations under this Agreement, or any actual, threatened or contemplated litigation or legal, administrative or other proceeding involving any provision of this Agreement, the Corporation shall pay the Consultant for all legal fees, court costs, fees of experts and other costs expenses when reasonably incurred by the Consultant in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following their submission to the Corporation to the extent the Corporation receives reasonable written evidence of such fees and expenses.

IN WITNESS WHEREOF, the Corporation has caused this First Amendment to be duly executed on its behalf by an officer thereunto duly authorized and Consultant has duly executed this Agreement, all as of the date and year first written above.

PATHOGENICS, INC.	CONSULTANT:

Frederic P. Zotos, Esq.	Michael L. Ferrari
President & CEO